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                                                                      EXHIBIT 10

August 7, 2002

Mr. Warren H. May
4 Ridgebury Road
Avon, CT 06001

Dear Warren:

It was a great pleasure to have you in Greensboro. All of us enjoyed being with you and your lovely family.

We are excited about the prospect of you joining Jefferson Pilot Financial, in the role of Executive Vice President - Marketing & Distribution. As you are aware, the potential for development is enormous and you will certainly add to that prospect. Outlined below and in the attached documents are terms we recently discussed. Please don't hesitate to call me if you have any questions.

1. STARTING DATE: October 1 or earlier based on your plans. As we discussed, an early visit to meet your direct reports and attendance at the Life/Annuity Planning Meeting on September 4 would be very useful.

2.    TITLE: Executive Vice President - Marketing & Distribution

3. COMPENSATION: The compensation package described below (excluding signing bonus) has an annual target value of approximately $1 million. Superior results would produce significantly more value. The performance-based plans are based on individual and corporate results and subject to revision by the Board of Directors from time to time.

      a. BASE SALARY: At the rate of $375,000 per annum, subject to annual review for increase in January of 2003.

      b. ANNUAL BONUS: Consistent with plan for key employees with a range calculated at base salary of:

                        25 % - For Threshold Performance
                        50 % - For Target Performance
                        100% - For Superior Performance

            We will guarantee a minimum bonus of $187,500 for the 2002 plan year, payable in February 2003.
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Mr. Warren H. May
August 7, 2002
Page 2

      c. LONG TERM INCENTIVE: You will participate in the Company's Long Term Incentive Plan in Group 2. The plan provisions are attached. You will be guaranteed a target award of $112,500 for the 2002 plan year to be paid in February 2003.

      d. STOCK OPTIONS: You will be granted an option of 20,000 shares upon joining Jefferson Pilot Financial and will be recommended for an additional 30,000 shares in February, 2003. These options will vest 33 1/3% on the first, second and third anniversaries of the date of grant. These will be our usual officer options which have a normal duration of ten years from the date of grant. Strike price will equal closing price on date of issue. Each option grant is subject to approval by the Board Compensation Committee.

      e. SIGN ON BONUS: We will pay you a phased signing bonus in the amount of $320,000. This will be paid in three increments; $120,000 on your start date; $100,000 on completion of your first year of service and $100,000 on completion of your second year of service.

4.    BENEFITS:

      a. MEDICAL, LIFE, DISABILITY AND DENTAL: You will be eligible for the customary Jefferson-Pilot group medical, life insurance at 1 1/2 times annual base salary, as well as short and long- term disability and dental benefits.

      b.    Three weeks of vacation will be provided per annum.

      c. The attached relocation package will apply. A key feature of the package is a home purchase option and coverage of expenses on an after tax basis.

      d. Corporate sponsorship to the Greensboro Country Club will be made available.

      e. Temporary Living will be provided for you in Greensboro until your family relocates, which I understand will be early Summer 2003. We will also provide reimbursement for bi-monthly trips to your primary residence.

      f. Defined Benefit pension plan, Special Supplemental Executive Plan (includes bonus in defined benefit calculation) and 401(k) program.

5. CHANGE OF CONTROL: Standard "key employee" change of control protection at 2 times base salary.

Warren, if this reflects your understanding, please sign a copy and return it to me for our file. Please note, this letter outlines the terms discussed, but it is not intended nor to be construed as a contract of employment, as our senior executives serve at the pleasure of our Board of Directors. Also, as we discussed, this will be subject to final reference reviews, which I do not expect to present any problems.
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Mr. Warren H. May
August 7, 2002
Page 3

I'm excited about our future together at JPF and the valuable role you will be playing in our success. On a personal note, Deborah and I are also excited about Margaret, Emily and Hamilton becoming part of the JPF family.

Sincerely,

Dennis R. Glass
President and Chief Operating Officer

Attachment

Accepted:


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Mr. Warren H. May                      (Date)

Copies to:  David Stonecipher
            Hoyt Phillips